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Organizational Functional Area:	Human Capital

Policy For:	Severance Policy, WSFS
Chief Executive Officer[1]
Executive Vice Presidents
SVP/Corporate Auditor (in part)

Board Approved:	February, 2008

Last Revision Date:	February, 2008

Department/Individual Responsible for	Executive Vice President,
Maintaining/Updating Policy:	Human Capital Director

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I. Release Without Cause	In the event a Chief Executive Officer (“CEO”) or an

Executive Vice President (“EVP”) is released without Cause (as defined in Attachment A), a minimum of six months severance and professional level outplacement will be offered. If the Associate has not found new full time employment on or before six months after termination, severance pay and outplacement would continue for another six months or until the Associate found employment, whichever occurred first. In the event the Associate found a job, but at a lower rate of pay than previously received at WSFS, then WSFS would make up the difference until the second six-month period has ended. Medical and dental benefits will be offered at the Associate rate through the severance period.

II. Change of Control

If within one year after a change of control a CEO, EVP or SVP/Corporate Auditor is released without Cause (as defined in Attachment A) or is offered a position that is not within 25 driving miles of work site immediately before the change in control; and at no less than the same WSFS salary and bonus opportunity immediately before the change in control:

CEO or EVP would receive 24 months base salary. The CEO or EVP would be eligible for medical and dental benefits at the Associate rate for the 24-month period. Twelve months of Executive level outplacement will be offered.

SVP/Corporate Auditor would receive 12 months base salary. The SVP/Corporate Auditor would be eligible for medical and dental benefits at the Associate rate for the 12-month period. Six months of Executive level outplacement will be offered.

 _________________________

1 Specifically excluding Presidents or the equivalent of WSFS subsidiaries (e.g. Cash Connect, etc.)

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Receipt of Benefits	To receive any of the severance benefits outlined in this

policy, the CEO, EVP or SVP/Corporate Auditor must execute a release in a form acceptable to the Bank; and the Non-Solicitation Agreement attached hereto as Attachment B.

The severance pay will be paid consistent with WSFS’ regular pay schedule. All federal and state income and employment taxes will be withheld as required. Neither Associate nor employer contributions to the 401(k) may occur during the severance period consistent with the 401(k) Plan and Summary Plan Description

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Attachment A

Severance Policy; WSFS Chief Executive Officer, Executive Vice Presidents, and SVP/Corporate Auditor

February 2008

Cause. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of Sections I and II of this Policy “Cause” shall mean:

(i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or the Board of Directors of the Company which specifically identifies the manner in which such Chief Executive Officer or the Board believes that Executive has not substantially performed Executive’s duties, or

(ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For the purposes of this provision, no act or failure to act on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause [under paragraph (i) or (ii) above] unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail, or

(iii) the consistent failure of Executive to meet reasonable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination of Executive’s employment under this subparagraph (iii) shall not be effective unless at least 90 days prior to such termination Executive shall have received written notice from the Chief Executive Officer or the Board which specifically identifies the manner in which the Board or the Chief Executive Officer believes that Executive has consistently failed to meet reasonable performance expectations and Executive shall have failed after receipt of such notice to resume the diligent performance of his duties to the reasonable satisfaction of the Chief Executive Officer of the Board. The CEO, EVP or SVP/Corporate Auditor may not be Terminated for Cause under this paragraph (iii) once a change in control has occurred.

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Attachment B

NON-SOLICITATION AGREEMENT

This Agreement is made this day of ______________, 2008 between WilmingtonSavings Fund Society, FSB (“Employer”) and _______________________ (“Executive”).

WHEREAS, Employer is a financial institution headquartered in Delaware with operations throughout the Mid-Atlantic region; and Executive is employed with Employer; and this Agreement is not designed to prevent Executive from obtaining employment following Executive’s departure from Employer, but is merely designed to protect Employer’s goodwill by placing reasonable restrictions on his or her ability to solicit customers and employees;

NOW, THEREFORE, in consideration for Executive’s employment with Employer and the mutual promises set forth herein, Employer and Executive agree as follows:

1.         Non-Solicitation: Executive shall not, during Executive’s employment with Employer and for a period of twelve (12) months following the termination of Executive’s employment, whether such termination is voluntary or involuntary and regardless of the reason for the termination, directly or indirectly, on Executive’s own behalf or in the service or on behalf of any person or entity, solicit, take away, accept, or attempt to solicit, take away, or accept any client, customer, account, employee, or personnel of Employer.

2.         Rights: This Agreement creates rights which cannot solely be protected by an award of money damages and that specific performance shall lie for any breach of this Agreement. Executive agrees, in the event of any breach of this Agreement, material or immaterial, that Employer will suffer irreparable harm and will not have an adequate remedy at law, that Employer may pursue and obtain preliminary and permanent injunctive relief.

3.         Agreement and Governing Law. This Agreement shall not be modified or amended except by a further written document signed by all parties, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement shall be considered subject to and governed by the laws of the State of Delaware. Each party consents to the exclusive in personam jurisdiction of the courts of the State of Delaware in connection with any claim or dispute arising under or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below:

EMPLOYER

By:________________________________

EXECUTIVE

___________________________________

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